Exhibit 16


March 5, 2003


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Art's-Way Manufacturing Co., Inc. and, under the date of January 8, 2003 (except as to notes 7 and 17, which were as of February 25, 2003), we reported on financial statements of Art's-Way Manufacturing Co., Inc. as of and for the years ended November 30, 2002 and 2001. On March 5, 2003, our appointment as principal accountants was terminated. We have read Art's-Way Manufacturing Co., Inc.'s statements included under Item 4 of its Form 8-k dated March 5, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Art's-Way Manufacturing Co., Inc's statement that the change was recommended by the Audit Committee and approved by the Board of Directors and except that we are not in position to agree or disagree with Art's-Way Manufacturing Co., Inc's statement that McGladrey & Pullen, LLP was engaged and not consulted regarding any matters prior to being engaged as new principal accountants.


Very truly yours,


KPMG LLP